EXHIBIT 99.1

GSI Technology, Inc. Reports Second-Quarter Fiscal 2019 Results

SUNNYVALE, Calif., Oct. 25, 2018 (GLOBE NEWSWIRE) -- GSI Technology, Inc. (Nasdaq: GSIT), a leading provider of memory solutions for the networking, telecommunications and military markets, and developer of the Associative Processing Unit (APU), a highly parallel in-place computing solution, today reported financial results for its second fiscal quarter ended September 30, 2018.

Summary Financial Table (in thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	Sept. 30, 2018	June 30, 2018	Sept. 30, 2017	Sept. 30, 2018	Sept. 30, 2017
Net revenues	$12,832	$11,266	$9,647	$24,098	$20,334
Gross margin (%)	62.6%	51.4%	50.4%	57.3%	51.5%
Operating expenses	$8,425	$7,447	$6,652	$15,872	$13,875
Operating loss	$(394)	$(1,659)	$(1,794)	$(2,053)	$(3,323)
Net loss	$(351)	$(1,646)	$(1,740)	$(1,997)	$(3,252)
Net loss per share, diluted	$(0.02)	$(0.08)	$(0.08)	$(0.09)	$(0.16)

“Net revenues and gross margin for the quarter exceeded our guidance due to increased sales to our largest networking and telecommunications customer and military customers, as well as a partial shipment on a one-time order for a European university supercomputer build-out. Gross margin improved in the quarter due to lower inventory reserves and increased sales of higher margin products,” stated Lee-Lean Shu, Chairman and Chief Executive Officer. “Consistent with our strategic objective to expand our markets and revenues, we are pursuing new relationships for our patented in-place associative computing technology, or ‘APU’. The recently announced collaboration with the Weizmann Institute is the result of the expanded marketing scope of our APU team, as they look to build relationships with target customers and institutions that seek solutions for complex data and analytics applications requiring high computational speeds with improved outcomes.”

“Looking ahead to the third quarter of fiscal 2019, we expect that our SigmaQuad radiation hardened SRAM product will generate modest revenue from sales of engineering samples,” continued Mr. Shu. “The customer has requested that the verification process for the prototypes use a more robust certification standard, which has pushed out the balance of the prototype order into the first calendar year quarter of 2019, and MIL-PRS-38535 Class V equivalent product shipments into mid calendar year 2019.”

Commenting on the outlook for GSI’s third quarter fiscal year 2019 Mr. Shu stated, “Our current expectations for the upcoming third quarter are net revenues in a range of $12.8 million to $13.8 million, with gross margin of approximately 62% to 64%.”

The Company reported a net loss of $(351,000), or $(0.02) per diluted share, on net revenues of $12.8 million for the second quarter of fiscal 2019, compared to a net loss of $(1.7 million), or $(0.08) per diluted share, on net revenues of $9.6 million for the second quarter of fiscal 2018 and a net loss of $(1.6 million), or $(0.08) per diluted share, on net revenues of $11.3 million for the first quarter of fiscal 2019, ended June 30, 2018.  Gross margin was 62.6% compared to 50.4% in the prior year period and 51.4% in the first quarter.

In the second quarter of fiscal 2019, sales to Nokia were $6.0 million, or 46.6% of net revenues compared to $5.2 million, or 46.5% of net revenues, in the prior quarter and $2.8 million, or 29.0% of net revenues, in the same period a year ago.  Military/defense sales were 16.4% of shipments compared to 19.7% of shipments in the prior quarter and 24.4% of shipments in the comparable period a year ago.  SigmaQuad sales were 66.4% of shipments compared to 59.7% in the prior quarter and 39.4% in the second quarter of fiscal 2018.

Total operating expenses in the second quarter of fiscal 2019 were $8.4 million, compared to $6.7 million in the second quarter of fiscal 2018 and $7.4 million in the preceding first quarter. Research and development expenses were $5.8 million, compared to $4.2 million in the prior year period and $4.9 million in the preceding quarter. Research and development expenses in the quarter ended September 30, 2018 included an expense in the amount of approximately $1.0 million related to a non-production mask set for our initial APU product. Selling, general and administrative expenses were $2.7 million compared to $2.5 million in the quarter ended September 30, 2017, and $2.6 million in the preceding quarter.

Second-quarter fiscal 2019 operating loss was $(0.4 million), compared to $(1.7 million) in the prior quarter and $(1.8 million) in the comparable period a year ago. Second-quarter fiscal 2019 net loss included interest and other income of $145,000 and a tax provision of $102,000, compared to $103,000 in interest and other income and a tax provision of $49,000 in the comparable period a year ago; in the preceding quarter, net loss included interest and other income of $23,000 and a tax provision of $10,000.

Total second-quarter pre-tax stock-based compensation expense was $552,000 compared to $542,000 in the prior quarter and $508,000 in the comparable quarter a year ago.

At September 30, 2018, the Company had $56.6 million in cash, cash equivalents and short-term investments, $9.0 million in long-term investments, $63.3 million in working capital, no debt, and stockholders’ equity of $88.1 million.

Conference Call

GSI Technology will review its financial results for the quarter ended September 30, 2018 and discuss its current business outlook during a conference call at 1:30 p.m. Pacific (4:30 p.m. Eastern) today, October 25, 2018. To participate in the teleconference, please call toll-free 1-888-204-4368 in the U.S. or 1-323-794-2423 for international approximately10 minutes prior to the above start time and provide Conference ID 6919286. The call will also be streamed live via the internet at www.gsitechnology.com, where it will be archived under Events and Presentations.

About GSI Technology

Founded in 1995, GSI Technology, Inc. is a leading provider of semiconductor memory solutions. GSI’s resources are currently focused on bringing new products to market that leverage existing core strengths, including radiation-hardened memory products for extreme environments, and the APU designed to deliver performance advantages for diverse artificial intelligence applications. GSI Technology is headquartered in Sunnyvale, California and has sales offices in the Americas, Europe and Asia.  For more information, please visit www.gsitechnology.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GSI Technology’s expectations, beliefs, intentions, or strategies regarding the future.  All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected.  These risks include those associated with the normal quarterly closing process.  Examples of risks that could affect our current expectations regarding third quarter revenues and gross margins include those associated with fluctuations in GSI Technology’s operating results; GSI Technology’s historical dependence on sales to a limited number of customers and fluctuations in the mix of customers and products in any period; the rapidly evolving markets for GSI Technology’s products and uncertainty regarding the development of these markets; the need to develop and introduce new products to offset the historical decline in the average unit selling price of GSI Technology’s products; the challenges of rapid growth followed by periods of contraction; and intensive competition; and delays or unanticipated costs that may be encountered in the development of new products based on our in-place associative computing technology and the establishment of new markets and customer relationships for the sale of such products. Further information regarding these and other risks relating to GSI Technology’s business is contained in the Company’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

Source: GSI Technology, Inc.

Hayden IR
Kimberly Rogers
385-831-7337

GSI Technology, Inc.
Douglas M. Schirle
Chief Financial Officer
408-331-9802

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended			Six Months Ended
	Sept. 30,	June 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2018	2018	2017	2018	2017

Net revenues	$12,832	$11,266	$9,647	$24,098	$20,334
Cost of goods sold	4,801	5,478	4,789	10,279	9,872

Gross profit	8,031	5,788	4,858	13,819	10,462

Operating expenses:

Research & development	5,752	4,850	4,160	10,602	8,495
Selling, general and administrative	2,673	2,597	2,492	5,270	5,290
Total operating expenses	8,425	7,447	6,652	15,872	13,785

Operating income (loss)	(394)	(1,659)	(1,794)	(2,053)	(3,323)

Interest and other income (expense), net	145	23	103	168	201

Income (loss) before income taxes	(249)	(1,636)	(1,691)	(1,885)	(3,122)
Provision (benefit) for income taxes	102	10	49	112	130
Net income (loss)	$(351)	$(1,646)	$(1,740)	$(1,997)	$(3,252)

Net income (loss) per share, basic	$(0.02)	$(0.08)	$(0.08)	$(0.09)	$(0.16)
Net inocme (loss) per share, diluted	$(0.02)	$(0.08)	$(0.08)	$(0.09)	$(0.16)

Weighted-average shares used in
computing per share amounts:

Basic	21,844	21,567	21,037	21,707	20,922
Diluted	21,844	21,567	21,037	21,707	20,922

Stock-based compensation included in the Condensed Consolidated Statements of Operations:

	Three Months Ended			Six Months Ended
	Sept. 30,	June 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2018	2018	2017	2018	2017

Cost of goods sold	$61	$53	$66	$114	$113
Research & development	321	323	284	644	551
Selling, general and administrative	170	166	158	336	322
	$552	$542	$508	$1,094	$986

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	Sept. 30, 2018	March 31, 2018
Cash and cash equivalents	$37,890	$40,241
Short-term investments	18,662	18,124
Accounts receivable	7,839	5,279
Inventory	5,212	5,547
Other current assets	2,454	2,080
Net property and equipment	9,312	8,172
Long-term investments	8,960	7,923
Other assets	12,017	12,174
Total assets	$102,346	$99,540

Current liabilities	$8,782	$7,404
Long-term liabilities	5,443	5,321
Stockholders' equity	88,121	86,815
Total liabilities and stockholders' equity	$102,346	$99,540